EXHIBIT 23.3




Mantyla McReynolds LLC
5872 South 900 East, Suite 250
Salt Lake City, Utah 84121
tel (801) 269-1818 fax (801) 266-3481




                          INDEPENDENT AUDITORS' CONSENT




To the Board of Directors and Stockholders of Mobilepro Corp.


This letter shall serve as formal notice that we have received your Form SB-2, to be filed with the Securities and Exchange Commission. Upon review of the filing information as it relates to our audit of the financial statements as of March 31, 2001, under our report dated July 20, 2001, we consent to the incorporation of our report in such filing.



/S/ MANTYLA MCREYNOLDS

MANTYLA MCREYNOLDS



Salt Lake City, Utah
January 30, 2003